JCPENNEY ANNOUNCES STRATEGIC INITIATIVE TO ADVANCE TURNAROUND

Company to close 33 underperforming stores

Actions expected to generate annual savings of approximately $65 million, beginning in 2014

PLANO, TX – (Jan. 15, 2014) – J. C. Penney Company, Inc. (NYSE:JCP) today announced that as part of its turnaround efforts, the Company will be closing 33 underperforming stores across the country in order to focus its resources on the Company’s highest potential growth opportunities.

These actions are expected to result in an annual cost savings of approximately $65 million, beginning in 2014. In connection with this initiative, the Company expects to incur estimated pre-tax charges of approximately $26 million in the fourth quarter of fiscal 2013 and approximately $17 million in future periods.

Remaining inventory in the affected stores will be sold over the next several months, with final closings expected to be complete by early May. The closings will result in the elimination of approximately 2,000 positions. Eligible associates who do not remain with the Company will receive separation benefits packages. Meanwhile, the Company is continuing its plans to open a new store location later this year at the Gateway II development in Brooklyn, N.Y.

“As we continue to progress toward long-term profitable growth, it is necessary to reexamine the financial performance of our store portfolio and adjust our national footprint accordingly,” said Myron E. (Mike) Ullman, III, chief executive officer of JCPenney. “While it’s always difficult to make a business decision that impacts our valued customers and associates, this important step addresses a strategic priority to improve the profitability of our stores and position JCPenney for future success.”

Please click here to access the list of the planned store closures.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to becoming America’s preferred retail destination for unmatched style, quality and value. Across approximately 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

Use of Social Media:
Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels: Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcp.com.

Forward-Looking Statements:
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales trends, year-end liquidity and cost savings. Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our turnaround strategy, customer acceptance of our new strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information and legal and regulatory proceedings.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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JCPenney Store Closures Announced January 15, 2014

State	City	Shopping Center
AL	Selma	Selma Mall
CA	Rancho Cucamonga	Arrow Plaza
CO	Colorado Springs	Chapel Hills Mall
CT	Meriden	Meriden Square
FL	Leesburg	Lake Square Mall
FL	Port Richey	Gulf View Square
IA	Muscatine	Muscatine Mall
IL	Bloomingdale	Stratford Square Mall
IL	Forsyth	Hickory Point Mall
IN	Marion	Five Points Mall
IN	Warsaw	Marketplace Shopping Center
MD	Salisbury	The Centre at Salisbury
MI	Marquette	Westwood Plaza
MN	Worthington	Northland Mall
MS	Gautier	Singing River Mall
MS	Natchez	Natchez Mall
MT	Butte	Butte Plaza Shopping Center
MT	Cut Bank	N/A
NC	Kinston	Vernon Park Mall
NJ	Burlington	Burlington Center
NJ	Phillipsburg	Phillipsburg Mall
OH	Wooster	Wayne Towne Plaza
PA	Exton	Exton Square Mall
PA	Hazleton	Laurel Mall
PA	Washington	Washington Mall
TN	Chattanooga	Northgate Mall
VA	Bristol	Bristol Mall
VA	Norfolk	Military Circle Mall
WI	Fond Du Lac	Forest Mall
WI	Janesville	Janesville Mall
WI	Rhinelander	Lincoln Plaza Center
WI	Rice Lake	Cedar Mall
WI	Wausau	Wausau Mall